Exhibit 99.1
Macy’s, Inc. Reports Second Quarter 2023 Results

Quarterly net sales, gross margin and SG&A better-than-expectations, contributing to Diluted EPS of $(0.08) and Adjusted Diluted EPS of $0.26

Merchandise inventories down 10% year-over-year reflecting the successful clearance of seasonal spring receipts

Reaffirmed annual sales and earnings guidance

NEW YORK—August 22, 2023— Macy’s, Inc. (NYSE: M) today reported financial results for the second quarter of 2023 and updated its annual guidance.

“In the second quarter, we delivered better-than-expected top and bottom-line results,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Our teams surgically implemented clearance markdowns and promotions to effectively clear spring seasonal receipts and ensure fresh assortments for the fall and Holiday seasons.”

“We continue to see uncertainty in the macroeconomic environment. We are leveraging our robust data science tools to refine inventory composition, while reading and reacting to shifting consumer preferences to meet demand,” continued Gennette. “Looking ahead, we are committed to fortifying our core business and improving our customer experience while investing in our five growth vectors. We believe these advancements, enabled by our strong talent, will drive our relevancy and long-term success as a modern department store.”
Second Quarter Highlights
Comparisons are to the second quarter of 2022 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance. Please refer to note 2 within the financial tables regarding reclassifications of certain prior year metrics.
•Diluted loss per share of ($0.08) and Adjusted diluted earnings per share of $0.26.
◦This compares to diluted earnings per share of $0.99 and Adjusted diluted earnings per share of $1.00 in the second quarter of 2022.
◦Diluted loss per share in the second quarter of 2023 includes a non-cash settlement charge related to the transfer of pension obligations for certain retirees and beneficiaries under the company’s pension plan.
•Net sales of $5 billion, down 8% versus the second quarter of 2022.
◦Brick-and-mortar sales decreased 8% versus the second quarter of 2022.
◦Digital sales decreased 10% versus the second quarter of 2022.
•Comparable sales down 8.2% on an owned basis and down 7.3% on an owned-plus-licensed basis.
•Highlights of the company's nameplates include:
◦Macy’s comparable sales were down 9.2% on an owned basis and down 8.2% on an owned-plus-licensed basis.
•41.5 million active customers shopped the Macy’s brand, on a trailing twelve-month basis.
•Star Rewards program members made up approximately 72% of Macy's brand comparable owned-plus-licensed sales on a trailing twelve-month basis, up approximately 3 percentage points versus the prior twelve-month period.

•The nameplate saw strength in beauty, particularly fragrances and prestige cosmetics, women’s career sportswear, men’s tailored and off-price with Backstage, while active, casual and sleepwear remained challenged.
◦Bloomingdale’s comparable sales on an owned basis were down 2.7% and on an owned-plus-licensed basis were down 2.6%.
•4.0 million active customers shopped the Bloomingdale’s brand, on a trailing twelve-month basis.
•The nameplate saw strength across beauty, women’s contemporary and designer apparel, shoes and the outlet locations, while handbags, men’s and dresses were soft.
◦Bluemercury comparable sales were up 5.8% on an owned basis.
•Approximately 736,000 active customers shopped the Bluemercury brand, on a trailing twelve-month basis.
•The nameplate saw strength in skincare and color cosmetic categories during the quarter.
•Other revenue of $150 million, an $84 million decrease.
◦Represented 2.9% of net sales, down from 4.2% in the prior year period.
◦The decline was driven by credit card revenues which were negatively impacted by an increased rate of delinquencies across all stages of aged balances within the portfolio. While the company had expected delinquencies to rise as part of the normalizing credit environment, the speed at which the increase occurred for the company and the broader credit card industry since the company’s first quarter earnings call was faster than expected. This negatively impacted second quarter results and led to an increase in the portfolio’s bad debt outlook. Second quarter 2023 credit card revenues include the pro-rata recognition of the updated annual bad debt outlook.

•Inventory turnover, on a trailing twelve-month basis, was roughly flat to 2022 and up 15% to 2019.
◦Merchandise inventories were down 10% year-over-year and down 18% to 2019, reflecting ongoing disciplined inventory management and the clearance of excess spring seasonal product. The company continues to focus on ensuring that merchandise inventories are current, contain compelling product, and are at the appropriate receipt levels based on expected sales demand.
•Gross margin rate for the quarter was 38.1%, down from 38.9% in the second quarter of 2022.
◦Merchandise margin declined 130 basis points, due to heightened levels of clearance markdowns and promotions needed compared to the prior year to clear through spring seasonal product. Unfavorable category mix shifts and a shift in the timing of shortage recognition were partially offset by better inbound freight charges from the company’s costs savings efforts. Shortage in the second quarter of 2023 was informed by a June physical inventory count in certain categories.
◦Delivery expense as a percent of net sales decreased 50 basis points from the prior year primarily due to improved carrier rates from contract renegotiations as well as lower fuel costs and lower vendor direct volume.
•Selling, general and administrative (“SG&A”) expense of $2.0 billion, a $31 million decrease.
◦SG&A expense as a percent of total revenue was 37.5%, 300 basis points higher compared to the second quarter of 2022, reflecting the decline in sales year-over-year.

Financial Highlights

All amounts in millions except percentages and per share figures	Second Quarter
	2023	2022
Net sales	$5,130	$5,600
Other revenue	$150	$234
Comparable Sales
Owned	(8.2%)
Owned-plus-licensed	(7.3%)
Gross margin	$1,954	$2,178
Gross margin rate	38.1%	38.9%
Selling, general and administrative expenses	$1,980	$2,011
Net Income (loss)	$(22)	$275
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$221	$614
Diluted earnings (loss) per share (EPS)	$(0.08)	$0.99
Adjusted Net income	$71	$277
Adjusted EBITDA	$347	$616
Adjusted Diluted EPS	$0.26	$1.00
Merchandise inventories	$4,129	$4,610

2023 Guidance
In light of ongoing macroeconomic pressures and uncertainty on when those will abate, the company continues to take a cautious approach on the consumer. The company is reaffirming its annual sales and earnings outlook. Better-than-expected second quarter gross margin, SG&A and interest expense, and a lower annual share count, are expected to fully offset reduced annual credit card revenue and asset sale gain assumptions. The company’s annual shortage assumption has not materially changed from the prior outlook and remains elevated compared to recent historical levels.

Consistent with the company’s prior outlook, its earnings outlook includes the benefit of an incremental $200 million of cost savings identified as part of ongoing expense management that is favorably expected to impact both gross margin and SG&A expense. The full updated outlook for 2023, presented on a 53-week basis unless otherwise noted, can be found in the presentation posted to macysinc.com/investors.

	Guidance as of August 22, 2023	Guidance as of June 1, 2023
Net sales	unchanged	$22.8 billion to $23.2 billion
Comparable owned-plus-licensed sales change (52 week basis)	unchanged	Down 7.5% to down 6% versus 2022
Adjusted diluted earnings per share*	unchanged	$2.70 - $3.20
* Adjusted diluted EPS does not consider the impact of any potential future share repurchases associated with the company’s current share repurchase authorization.

The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results. See Important Information Regarding Financial Measures.

Conference Call and Webcasts
A webcast of Macy's, Inc.’s call with analysts and investors to report its second quarter of 2023 sales and earnings will be held today (August 22, 2023) at 8:00 a.m. ET. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call 1-877-407-0832. A replay of the conference call will be available on the company’s website or by calling 1-877-660-6853, using passcode 13739935, about three hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/newsroom.
Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.
About Macy’s, Inc.
At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully execute against its five growth vectors, including the ability to realize the anticipated benefits associated with the strategy, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, declines in credit card revenues, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, inventory shortage, labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies and achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 28, 2023. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Operations (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended July 29, 2023			13 Weeks Ended July 30, 2022
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$5,130			$5,600
Other revenue (Note 2)	150	2.9%		234	4.2%
Total revenue	5,280			5,834
Cost of sales	(3,176)	(61.9%)		(3,422)	(61.1%)
Selling, general and administrative expenses	(1,980)		(37.5%)	(2,011)		(34.5%)
Gains on sale of real estate	4		0.1%	—		—%
Impairment, restructuring and other costs	(4)		(0.1%)	(2)		—%
Operating income	124		2.3%	399		6.8%
Benefit plan income, net	4			7
Settlement charges	(122)			—
Interest expense, net	(36)			(42)
Income (loss) before income taxes	(30)			364
Federal, state and local income tax benefit (expense) (Note 3)	8			(89)
Net income (loss)	$(22)			$275
Basic earnings (loss) per share	$(0.08)			$1.01
Diluted earnings (loss) per share	$(0.08)			$0.99
Average common shares:
Basic	273.8			271.1
Diluted	273.8			277.4
End of period common shares outstanding	273.6			271.0
Supplemental Financial Measures:
Gross Margin (Note 4)	$1,954	38.1%		$2,178	38.9%
Depreciation and amortization expense	$215			$208

MACY’S, INC.
Consolidated Statements of Income (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	26 Weeks Ended July 29, 2023			26 Weeks Ended July 30, 2022
	$	% to Net sales	% to Total revenue	$	% to Net sales	% to Total revenue
Net sales	$10,112			$10,948
Other revenue (Note 2)	341	3.4%		451	4.1%
Total revenue	10,453			11,399
Cost of sales	(6,164)	(61.0%)		(6,652)	(60.8%)
Selling, general and administrative expenses	(3,930)		(37.6%)	(3,917)		(34.4%)
Gains on sale of real estate	15		0.1%	42		0.4%
Impairment, restructuring and other costs	(6)		(0.1%)	(10)		(0.1%)
Operating income	368		3.5%	862		7.6%
Benefit plan income, net	8			14
Settlement charges	(122)			—
Interest expense, net	(73)			(89)
Losses on early retirement of debt	—			(31)
Income before income taxes	181			756
Federal, state and local income tax expense (Note 3)	(48)			(195)
Net income	$133			$561
Basic earnings per share	$0.49			$2.02
Diluted earnings per share	$0.48			$1.97
Average common shares:
Basic	273.5			277.3
Diluted	277.8			284.1
End of period common shares outstanding	273.6			271.0
Supplemental Financial Measures:
Gross Margin (Note 4)	$3,948	39.0%		$4,296	39.2%
Depreciation and amortization expense	$433			$413

MACY’S, INC.
Consolidated Balance Sheets (Unaudited) (Note 1)
(millions)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS:
Current Assets:
Cash and cash equivalents	$438	$862	$300
Receivables	223	300	219
Merchandise inventories	4,129	4,267	4,610
Prepaid expenses and other current assets	411	424	387
Income tax receivable	70	—	—
Total Current Assets	5,271	5,853	5,516
Property and Equipment – net	5,876	5,913	5,656
Right of Use Assets	2,692	2,683	2,715
Goodwill	828	828	828
Other Intangible Assets – net	431	432	433
Other Assets	1,206	1,157	1,194
Total Assets	$16,304	$16,866	$16,342
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Merchandise accounts payable	$1,978	$2,053	$2,290
Accounts payable and accrued liabilities	2,206	2,750	2,395
Income taxes	—	58	23
Total Current Liabilities	4,184	4,861	4,708
Long-Term Debt	2,997	2,996	2,995
Long-Term Lease Liabilities	2,975	2,963	3,008
Deferred Income Taxes	933	947	948
Other Liabilities	1,005	1,017	1,152
Shareholders' Equity	4,210	4,082	3,531
Total Liabilities and Shareholders’ Equity	$16,304	$16,866	$16,342

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)
(millions)

	26 Weeks Ended July 29, 2023	26 Weeks Ended July 30, 2022
Cash flows from operating activities:
Net income	$133	$561
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	6	10
Settlement charges	122	—
Depreciation and amortization	433	413
Benefit plans	3	10
Stock-based compensation expense	30	30
Gains on sale of real estate	(15)	(42)
Amortization of financing costs and premium on acquired debt	5	5
Deferred income taxes	(46)	(38)
Changes in assets and liabilities:
Decrease in receivables	77	78
Decrease (increase) in merchandise inventories	138	(227)
Decrease (increase) in prepaid expenses and other current assets	10	(28)
(Decrease) increase in merchandise accounts payable	(53)	100
Decrease in accounts payable and accrued liabilities	(418)	(455)
Decrease in current income taxes	(121)	(72)
Change in other assets and liabilities	(33)	(42)
Net cash provided by operating activities	271	303
Cash flows from investing activities:
Purchase of property and equipment	(390)	(378)
Capitalized software	(174)	(204)
Disposition of property and equipment	32	73
Other, net	1	(6)
Net cash used by investing activities	(531)	(515)
Cash flows from financing activities:
Debt issued	—	850
Debt issuance costs	—	(21)
Debt repaid	(1)	(1,140)
Debt repurchase premium and expenses	—	(29)
Dividends paid	(90)	(87)
Decrease in outstanding checks	(35)	(172)
Acquisition of treasury stock	(38)	(601)
Net cash used by financing activities	(164)	(1,200)
Net decrease in cash, cash equivalents and restricted cash	(424)	(1,412)
Cash, cash equivalents and restricted cash beginning of period	865	1,715
Cash, cash equivalents and restricted cash end of period	$441	$303

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)As a result of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended July 29, 2023 and July 30, 2022 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.
(2)Other Revenue is inclusive of the following amounts due to the reclassification of Macy’s Media Network net revenue from SG&A to Other Revenue. Reclassifications were made to the prior year’s amounts to conform with the classifications of such amounts in the most recent year. All amounts in millions except percentages.

	13 Weeks Ended July 29, 2023		13 Weeks Ended July 30, 2022
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$120	2.3%	$204	3.6%
Macy's Media Network revenue, net	30	0.6%	30	0.5%
Other Revenue	$150	2.9%	$234	4.2%

Net Sales	$5,130		$5,600

	26 Weeks Ended July 29, 2023		26 Weeks Ended July 30, 2022
	$	% to Net sales	$	% to Net sales
Credit card revenues, net	$282	2.8%	$395	3.6%
Macy's Media Network revenue, net	59	0.6%	56	0.5%
Other Revenue	$341	3.4%	$451	4.1%

Net Sales	$10,112		$10,948
(3)The income tax benefit of $8 million and expense of $48 million, or 26.7% and 26.5% of pretax loss and income, for the 13 and 26 weeks ended July 29, 2023 and income tax expense of $89 million and $195 million, or 24.5% and 25.8% of pretax income, for the 13 and 26 weeks ended July 30, 2022, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21%. The income tax effective rates for the 13 and 26 weeks ended July 29, 2023 and July 30, 2022 were impacted primarily by the effect of state and local taxes.
(4)Gross margin is defined as net sales less cost of sales.
(5)Restricted cash of $3 million has been included with cash and cash equivalents as of July 29, 2023 and July 30, 2022.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned-plus-licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.
The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)
Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended July 30, 2022
	Macy's, Inc.	Macy's	Bloomingdale's
Decrease in comparable sales on an owned basis (Note 6)	(8.2%)	(9.2%)	(2.7%)
Impact of departments licensed to third parties (Note 7)	0.9%	1.0%	0.1%
Decrease in comparable sales on an owned-plus-licensed basis	(7.3%)	(8.2%)	(2.6%)

	Comparable Sales vs. 26 Weeks Ended July 30, 2022
	Macy's, Inc.	Macy's	Bloomingdale's
Decrease in comparable sales on an owned basis (Note 6)	(8.1%)	(8.9%)	(3.3%)
Impact of departments licensed to third parties (Note 7)	0.9%	0.8%	(0.1%)
Decrease in comparable sales on an owned-plus-licensed basis	(7.2%)	(8.1%)	(3.4%)
Notes:
(6)Represents the period-to-period percentage change in net sales from stores in operation for both the entire 13 and 26 weeks ended July 29, 2023 and July 30, 2022. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.
(7)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. Macy’s and Bloomingdale’s license third parties to operate certain departments in their stores and online and receive commissions from these third parties based on a percentage of their net sales, while Bluemercury does not participate in licensed businesses. In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.
Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended July 29, 2023	13 Weeks Ended July 30, 2022
Net income (loss)	$(22)	$275
Interest expense, net	36	42
Federal, state and local income tax (benefit) expense	(8)	89
Depreciation and amortization	215	208
EBITDA	221	614
Impairment, restructuring and other costs	4	2
Settlement charges	122	—
Adjusted EBITDA	$347	$616

	26 Weeks Ended July 29, 2023	26 Weeks Ended July 30, 2022
Net income	$133	$561
Interest expense, net	73	89
Losses on early retirement of debt	—	31
Federal, state and local income tax expense	48	195
Depreciation and amortization	433	413
EBITDA	687	1,289
Impairment, restructuring and other costs	6	10
Settlement charges	122	—
Adjusted EBITDA	$815	$1,299

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended July 29, 2023		13 Weeks Ended July 30, 2022
	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share
As reported	$(22)	$(0.08)	$275	$0.99
Impairment, restructuring and other costs	4	0.01	2	0.01
Settlement charges	122	0.44	—	—
Income tax impact of certain items identified above	(33)	(0.11)	—	—
As adjusted to exclude certain items above	$71	$0.26	$277	$1.00

	26 Weeks Ended July 29, 2023		26 Weeks Ended July 30, 2022
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$133	$0.48	$561	$1.97
Impairment, restructuring and other costs	6	0.01	10	0.04
Settlement charges	122	0.44	—	—
Losses on early retirement of debt	—	—	31	0.11
Income tax impact of certain items identified above	(33)	(0.11)	(10)	(0.04)
As adjusted to exclude certain items above	$228	$0.82	$592	$2.08